Exhibit (a)(10)

1201 Winterson Road
Linthicum, Maryland 21090, USA

________, 2002

Dear CIENA option holder:

On behalf of CIENA Corporation (the “Company”), I am writing to provide you with the results of the Company’s recent offer to exchange (the “Offer”) outstanding options granted to employees under the Third Amended and Restated 1994 Stock Option Plan (the “1994 Plan”) and the 1999 Non-Officer Stock Option Plan (the “1999 Plan,” and together with the 1994 Plan, the “Plans”) with an exercise price greater than $12 (the “Options”) for new options the Company will grant under the 1999 Plan (the “New Options”). All capitalized terms used in this letter which are not defined herein have the meanings given to those terms in the letter of transmittal accompanying the Company’s offer to exchange dated April 17, 2002.

The Offer expired at 5:00 p.m., Eastern Daylight time, on May 17, 2002. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange Options tendered to it for a total of ______shares of common stock and canceled all such Options.

In accordance with the terms and subject to the conditions of the Offer, and except as otherwise set forth herein for Options granted after October 16, 2001, the Company will grant an option for one option share for every two option shares that the Company accepted for exchange. Therefore, if your Options have been properly tendered and accepted for exchange, you will be entitled to receive a New Option to purchase half the total number of shares of our common stock that are subject to the Options that you tender, subject to adjustments for any stock splits, stock dividends and similar events. Notwithstanding the foregoing, if you were required to tender an Option that was granted after October 16, 2001, the Company will grant you a New Option to purchase the same number of shares subject to the tendered Option, subject to adjustments for any stock splits, stock dividends and similar events.

Also in accordance with the terms of the Offer, the terms and conditions of the New Options will be substantially the same as the terms and conditions of the Options you tendered for exchange, except that (i) the exercise price of the New Options will be equal to the closing price of the Company’s common stock on the Nasdaq National Market on the business day immediately preceding the date the Company grants the New Options, (ii) except with respect to Options granted after October 16, 2001 that were tendered and accepted for exchange (for which the New Options will continue to vest on the same schedule as the Options they replace), the New Options will commence vesting immediately and will vest in equal monthly installments over three years, (iii) except with respect to Options granted after October 16, 2001 that were tendered and accepted for exchange, the New Options will not provide for a 12 month acceleration of vesting upon a change of control of CIENA; (iv) the New Options may not be exercised for the first six months after the grant date. The New Options will have a new ten year term, starting on the new grant date and; (v) the New Option will be non-qualified stock options, regardless of whether the Options were incentive stock options.

In accordance with the terms of the Offer, the Company will grant you the New Options on or about November 18, 2002. At that time, as described in the offer to exchange, you will receive a new grant letter executed by the Company.

The following table sets forth information concerning (1) the Options tendered by you and accepted for exchange and canceled by the Company and (2) the total number of shares of common stock to be subject to the New Options to be granted to you in accordance with the terms of the Offer:

Grant Date of Tendered Option	Exercise Price of Tendered Option	Total Number of Options Subject to Tendered Option	Total Number of Options to Be Subject to New Option

In accordance with the terms of the Offer, you must remain an employee of the Company or one of its subsidiaries from the date you tendered Options through the grant date of the New Options in order to receive your New Options. If you do not remain an employee, you will not receive New Options or any other consideration for the Options tendered by you and canceled by the Company.

If you have any questions about your rights in connection with the grant of New Options, please contact Stock Administration at telephone number 410) 981-7377 or via e-mail at options@ciena.com.

Sincerely,

Gary B. Smith
President and CEO